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EXHIBIT 23(B)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our reports dated January 25, 2005 accompanying the financial statements of Community Bank of Northern Virginia appearing in the 2004 Annual Report of the Company to its shareholders and included in the Annual Report on Form 10-K for the year ended December 31, 2004 which are incorporated by reference in this Amendment No. 1 to Mercantile Bankshares Corporation's Registration Statement on Form S-4 (File No. 333-123075). We consent to the incorporation by reference in this Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
March 30, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM